CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement
No. 333-90789 on Form N-1A of our report dated
December 24, 2014, relating to the financial statements and financial highlights of Pioneer High Yield Fund (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2014. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting
Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.



/s/ Deloitte & Touche LLP


Boston, Massachusetts
February 23, 2015